AMENDMENT TO
                              EMPLOYMENT AGREEMENT


This Amendment is made and entered into effective June 20, 2001, by and between SONUS CORP., a Yukon Territory, Canada, corporation ("Corporation"), and SCOTT KLEIN ("Executive").

                                    RECITALS

A. Effective November 1, 1998, Corporation and Executive entered into an employment agreement (the "Agreement").

B. Effective June 14, 1999, Executive was appointed by Corporation's Board of Directors as President and Chief Operating Officer of Corporation.

C. Corporation and Executive mutually desire to amend the Agreement as set forth in this Amendment.

                                    AMENDMENT

1. Definitions. Terms defined in the Agreement and not otherwise defined herein shall have the meanings provided for in the Agreement.

2. Executive Title and Duties. Executive will have the title of President of Corporation until at least June 1, 2002, and will be responsible for all operational aspects of the hearing centers owned by Corporation. Executive will also have such other executive and managerial duties as Corporation's Chief Executive Officer may prescribe from time to time. Executive will report directly to Corporation's Chief Executive Officer.

3. Salary and Bonus. Executive's Base Salary is increased to $225,000 per year beginning July 9, 2001. In the event that Executive is employed by Corporation on June 1, 2002, Executive's Annual Bonus for the fiscal year ended July 31, 2002, shall be not less than $25,000.

4. Termination of Employment. Corporation acknowledges and agrees that by its actions in altering certain of Executive's duties following the employment of Daniel J. Kohl as Chief Executive Officer of Corporation (the "Restructuring"), Good Reason exists for Executive to terminate his employment with Corporation. Executive hereby waives his right to terminate his employment based on the Restructuring; provided, however, that Executive may terminate his employment with the Corporation (i) at any time during the period beginning on June 1, 2002, and ending on June 30, 2002 (the "Separation Period"), or (ii) not later than 30 days after Daniel J. Kohl ceases to be Chief Executive Officer of Corporation, and such termination shall be deemed to be for Good Reason. If Executive terminates his employment for Good Reason during the Separation Period or within 30 days after Daniel J. Kohl ceases to be Chief Executive Officer of Corporation, Corporation will pay Executive a severance payment of $200,000 instead of a severance payment in the amount of Executive's Base Salary.

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

5. Additional Stock Options. Corporation will grant Executive nonqualified stock option awards for 200,000 shares of Corporation's common stock (the "Option") under Corporation's Stock Award Plan (the "Plan"). The Option will have the following additional features:

        a. The effective date of the option grant (the "Grant Date") will be the date the Board takes action to grant the Option;

        b. The option purchase price per share will be $2.12, the Fair Market Value (as defined in the Plan) on the Grant Date;

        c.  The  Option  will have a term of 10 years,  commencing  on the Grant
            Date;

        d.  The Option will be immediately exercisable as to 70,000 shares;

        e. The Option will become exercisable as to an additional 10,834 shares on the first day of each fiscal quarter of Corporation beginning August 1, 2001;

        f. The Option will become immediately and fully exercisable in the event that, at any time following a Change in Control of Corporation, Executive is terminated without Cause or one of the events described in the definition of Good Reason in Section 1 of the Agreement occurs;

        g. The Option will be governed by an Award Agreement (as defined in the Plan) as approved by the Board; and

        h.  Vested   Options  will  remain   exercisable   for  one  year  after
            termination of employment or, in the case of termination due to death or Disability.

4. Existing Stock Options. With respect to Section 4.3.1 of the Agreement, the date by which vested Options must be exercised following termination of Mr. Klein's employment by Corporation shall be one year rather than 90 days. In addition, the following is added to the end of Section 4.3.1:

        "Executive shall be entitled to modifications of his options to purchase Corporation's common shares consistent and commensurate with modifications provided to other senior executives of Corporation (including issuance of new options, re-pricing outstanding options, acceleration of vesting periods, etc.)."

5. Resignation from Board. Executive will resign from the Board of Directors of Corporation effective July 9, 2001.

6. No Other Amendment. Except as expressly provided in this Amendment, the Agreement will continue in full force and effect.


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


CORPORATION:                        SONUS CORP.


                                    By  /s/ Daniel J. Kohl
                                        ----------------------------------
                                        Daniel J. Kohl, Chief Executive Officer


EXECUTIVE:                          /s/ Scott Klein
                                    ----------------------------
                                    SCOTT KLEIN


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